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                                                              Exhibit 99.1

                                 March 26, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

      This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

      Captaris, Inc. has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of Captaris, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                          Very truly yours,

                                          /s/Jeffrey B. deCillia

                                          Jeffrey B. deCillia
                                          Executive Vice President and
                                          Chief Financial Officer